Exhibit 99.3

To the Limited Partners of

CMF Willowbridge Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
CMF Willowbridge Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of CMF Willowbridge Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Willowbridge Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Willowbridge Master Fund L.P. as of December 31, 2016 and 2015, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

CMF Willowbridge Master Fund L.P.

Statements of Financial Condition

December 31, 2016 and 2015

	December 31, 2016	December 31, 2015
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost of $223,796,458 and $283,418,958 at December 31, 2016 and 2015, respectively)	$223,888,618	$283,468,837
Cash at MS&Co. (Note 3c)	144,543,700	-
Cash margin (Note 3c)	22,178,252	67,800,303
Net unrealized appreciation on open futures contracts	807,317	-
Net unrealized appreciation on open forward contracts	1,884,575	99,081
Options purchased, at fair value (cost $3,892,637 and $0 at December 31, 2016 and 2015, respectively)	3,544,166	-

Total equity in trading account	396,846,628	351,368,221
Cash at bank (Note 1)	217	-

Total assets	$396,846,845	$351,368,221

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$-	$639,013
Options written, at fair value (premiums received $5,282,576 and $2,896,314 at December 31, 2016 and 2015, respectively)	5,320,026	2,004,116
Accrued expenses:
Professional fees	28,206	25,143

Total liabilities	5,348,232	2,668,272

Partners’ Capital:
General Partner, 0.0000 Redeemable Units outstanding at December 31, 2016 and 2015	-	-
Limited Partners, 131,992.0046 and 120,525.8758 Redeemable Units outstanding at December 31, 2016 and 2015, respectively	391,498,613	348,699,949

Total partners’ capital (net asset value)	391,498,613	348,699,949

Total liabilities and partners’ capital	$396,846,845	$351,368,221

Net asset value per Redeemable Unit	$2,966.08	$2,893.15

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Condensed Schedule of Investments

December 31, 2016

		Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Interest Rates U.S.		543	$342,719	0.09%
Interest Rates Non-U.S.		1,659	(1,782,488)	(0.46)

Total futures contracts purchased			(1,439,769)	(0.37)

Futures Contracts Sold
Indices		443	136,780	0.03
Interest Rates Non-U.S.		1,552	2,110,306	0.55

Total futures contracts sold			2,247,086	0.58

Net unrealized appreciation on open futures contracts			$807,317	0.21%

Unrealized Appreciation on Open Forward Contracts
Currencies		$212,149,063	$1,771,201	0.45%
Metals		613	3,825,033	0.98

Total unrealized appreciation on open forward contracts			5,596,234	1.43

Unrealized Depreciation on Open Forward Contracts
Currencies		$282,478,026	(2,202,643)	(0.56)
Metals		613	(1,509,016)	(0.39)

Total unrealized depreciation on open forward contracts			(3,711,659)	(0.95)

Net unrealized appreciation on open forward contracts			$1,884,575	0.48%

Options Purchased
Calls
Metals		380	$1,413	0.01%
Puts
Indices		1,107	3,542,400	0.90
Metals		294	353	0.00 **

Total options purchased (cost $3,892,637)			$3,544,166	0.91%

Options Written
Calls
Energy		860	$(1,057,620)	(0.27)%
Puts
Indices		2,214	(4,261,950)	(1.09)
Metals		380	(456)	(0.00) **

Total options written (premiums received $5,282,576)			$(5,320,026)	(1.36)%

U.S. Government Securities
Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
$ 175,000,000	2/09/2017	U.S. Treasury bills, 0.43% * (Amortized cost of $174,841,139)	$174,914,797	44.68%
$ 30,000,000	1/19/2017	U.S. Treasury bills, 0.365% * (Amortized cost of $29,980,533)	29,993,375	7.66
$ 19,000,000	3/16/2017	U.S. Treasury bills, 0.525% * (Amortized cost of $18,974,786)	18,980,446	4.85

Total U.S. Governement Securities			$223,888,618	57.19%

*	Liquid non-cash held as collateral.
**	Due to rounding.

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Condensed Schedule of Investments

December 31, 2015

		Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Interest Rates Non-U.S.		4,695	$(1,284,726)	(0.37)%

Total futures contracts purchased			(1,284,726)	(0.37)

Futures Contracts Sold
Interest Rates Non-U.S.		2,815	645,713	0.19

Total futures contracts sold			645,713	0.19

Net unrealized depreciation on open futures contracts			$(639,013)	(0.18)%

Unrealized Appreciation on Open Forward Contracts
Currencies		$253,329,859	$291,647	0.08%

Total unrealized appreciation on open forward contracts			291,647	0.08

Unrealized Depreciation on Open Forward Contracts
Currencies		$205,291,607	(192,566)	(0.06)

Total unrealized depreciation on open forward contracts			(192,566)	(0.06)

Net unrealized appreciation on open forward contracts			$99,081	0.02%

Options Written
Calls
Energy		522	$(111,360)	(0.03)%
Interest Rates Non-U.S.		1,881	(411,469)	(0.12)
Puts
Interest Rates Non-U.S.		1,881	(1,481,287)	(0.42)

Total options written (premiums received $2,896,314)			$(2,004,116)	(0.57)%

U.S. Government Securities
Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
$ 50,750,000	1/21/2016	U.S. Treasury bills, 0.19% * (Amortized cost of $50,742,500)	$50,746,670	14.55%
$ 232,750,000	2/11/2016	U.S. Treasury bills, 0.125% * (Amortized cost of $232,676,458)	232,722,167	66.74

Total U.S. Government Securities			$283,468,837	81.29%

*	Liquid non-cash held as collateral.

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Investment Income:
Interest income	$890,133	$104,359	$17,289

Expenses:
Clearing fees (Note 3c)	937,105	797,136	596,628
Professional fees	73,743	90,479	109,018

Total expenses	1,010,848	887,615	705,646

Net investment loss	(120,715)	(783,256)	(688,357)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	8,218,212	10,455,319	44,341,704
Net change in unrealized gains (losses) on open contracts	1,953,699	(3,802,919)	1,897,446

Total trading results	10,171,911	6,652,400	46,239,150

Net income (loss)	$10,051,196	$5,869,144	$45,550,793

Net income (loss) per Redeemable Unit (Note 7) *	$74.02	$35.41	$557.60

Weighted average Redeemable Units outstanding	136,279.5255	136,528.5397	51,047.4134

*	Represents the change in net asset value per Redeemable Unit during the year before distribution of interest income to feeder fund.

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2016, 2015 and 2014

Partners’ Capital
Partners’ Capital, December 31, 2013	$88,383,660
Net income (loss)	45,550,793
Subscriptions of 93,115.5711 Redeemable Units	233,723,547
Redemptions of 21,124.7039 Redeemable Units	(52,100,348)
Distribution of interest income to feeder funds	(17,289)

Partners’ Capital, December 31, 2014	315,540,363
Net income (loss)	5,869,144
Subscriptions of 49,400.9261 Redeemable Units	141,370,634
Redemptions of 39,280.1701 Redeemable Units	(114,041,997)
Distribution of interest income to feeder funds	(38,195)

Partners’ Capital, December 31, 2015	348,699,949
Net income (loss)	10,051,196
Subscriptions of 42,978.4316 Redeemable Units	123,259,803
Redemptions of 31,512.3028 Redeemable Units	(90,363,666)
Distribution of interest income to feeder funds	(148,669)

Partners’ Capital, December 31, 2016	$391,498,613

Net asset value per Redeemable Unit:

2014:	$ 2,858.02

2015:	$ 2,893.15

2016:	$ 2,966.08

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

1.	Organization:

CMF Willowbridge Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York on May 11, 2005, to engage in the speculative trading of a diversified portfolio of commodity interests including futures, forward, option and swap contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”). The Redeemable Units of the Master are used solely for accounting purposes and do not represent units issued legally.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. At December 31, 2016, the General Partner was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings was ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. All trading decisions for the Master are made by the Advisor (defined below).

On July 1, 2005, (commencement of trading operations), Diversified Multi-Advisor Futures Fund L.P. (“Diversified”), Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”), Orion Futures Fund L.P. (“Orion”), Institutional Futures Portfolio L.P. (“Institutional Portfolio”) and Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) each allocated a portion of their capital to the Master. Diversified purchased 12,259.3490 Redeemable Units with cash equal to $11,118,119 and a contribution of open commodity futures and forward contracts with a fair value of $1,141,230. Diversified II purchased 10,980.9796 Redeemable Units with cash equal to $9,895,326 and a contribution of open commodity futures and forward contracts with a fair value of $1,085,654. Orion purchased 33,529.1186 Redeemable Units with cash equal to $29,866,194 and a contribution of open commodity futures and forward contracts with a fair value of $3,662,925. Institutional Portfolio purchased 7,000.0000 Redeemable Units with cash equal to $7,000,000. Tactical Diversified purchased 95,795.8082 Redeemable Units with cash equal to $85,442,868 and a contribution of open commodity futures and forward contracts with a fair value of $10,352,940. On April 1, 2009, Orion Futures Fund (Cayman) Ltd. (“Orion Cayman”) purchased 299.0681 Redeemable Units with cash equal to $560,000. On May 31, 2011, Orion redeemed its investment in the Master. This amounted to 51,060.3252 Redeemable Units with cash equal to $97,337,544. On November 30, 2011, Institutional Portfolio redeemed its investment in the Master. This amounted to 2,888.7348 Redeemable Units with cash equal to $5,516,169. On January 1, 2013, Orion Cayman redeemed its investment in the Master. This amounted to 1,063.6847 Redeemable Units with cash equal to $2,223,849. On January 1, 2013, Emerging CTA Portfolio L.P. (“ECTA”) purchased 14,103.3175 Redeemable Units with cash equal to $29,484,307. On December 31, 2013, Diversified redeemed its investment in the Master. This amounted to 2,708.6145 Redeemable Units with cash equal to $6,231,991. On August 1, 2014, Orion purchased, 9,633.9313 Redeemable Units with cash equal to $21,000,000. On December 31, 2014, Diversified II redeemed its investment in the Master. This amounted to 2,661.4545 Redeemable Units with cash equal to $7,606,498. On February 1, 2016, Managed Futures Premier Macro L.P. (“Macro”) purchased 19,436.1885 Redeemable Units with cash equal to $56,358,832. The Master permits commodity pools managed by Willowbridge Associates Inc. (the “Advisor”) using its wPraxis Futures Trading Approach, a proprietary, discretionary trading program, to invest together in one trading vehicle. Prior to January 1, 2013, Willowbridge traded the Master’s assets pursuant to the Argo Trading System.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. The Master also deposits a portion of its cash in a non-trading account at JPMorgan Chase Bank, N.A.

At December 31, 2016, the Master operated under a structure where its investors consisted of Tactical Diversified, ECTA, Macro and Orion (each a “Feeder”, and collectively, the “Funds”). Tactical Diversified, ECTA, Macro and Orion owned approximately 9.8%, 1.0%, 12.7% and 76.5% of the Master at December 31, 2016, respectively. Tactical Diversified, ECTA and Orion owned approximately 13.7%, 4.3% and 82.0% of the Master at December 31, 2015, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Cash. The Master’s cash includes cash denominated in foreign currencies of ($526,470) (proceeds of $526,464) and $8 (cost of $8) at December 31, 2016 and 2015, respectively. Willowbridge Master’s margin requirement of $82,435,014 as of December 31, 2015, was met from a combination of 1) U.S. Treasury bills held at MS&Co. and 2) cash margin held at MS&Co. of $67,800,303 as of December 31, 2015.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2013 through 2016 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08. “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master has been deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

g.

Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit is calculated in accordance with Accounting Standards Codification (“ASC”) 946, “Financial Services – Investment Companies.” See Note 7, “Financial Highlights.”

h.

Fair Value of Financial Instruments. The carrying value of the Master’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 825, “Financial Instruments”, approximates the fair value due to the short term nature of such balances.

i.

Recent Accounting Pronouncement. In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The General Partner is currently evaluating the impact this guidance will have on the Master’s financial statements and related disclosures.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

j.	Reclassification. The amount previously reported as cash overdraft of $14,634,711 as of December 31, 2015 is now included with cash margin in the Statements of Financial Condition.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master will pay MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets available for trading in commodity interests are deposited in the Master’s brokerage account at MS&Co. The Master’s cash deposited with MS&Co. is held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. As of December 31, 2016 and 2015, the amount of cash held by the Master for margin requirements was $22,178,252 and $67,800,303, respectively. The Customer Agreement may generally be terminated upon notice by either party.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2016 and 2015 were 10,111 and 3,316, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2016 and 2015 were 509 and 451, respectively. The monthly average number of option contracts traded during the years ended December 31, 2016 and 2015 were 2,060 and 9,477, respectively. The monthly average notional values of currency forward contracts held during the years ended December 31, 2016 and 2015 were $583,696,071 and $463,422,713, respectively.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of December 31, 2016 and 2015, respectively.

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
December 31, 2016				Financial Instruments	Cash Collateral Received/ Pledged *
Assets
Futures	$2,794,930	$(1,987,613)	$807,317	$-	$-	$807,317
Forwards	5,596,234	(3,711,659)	1,884,575	-	-	1,884,575
Options purchased	3,544,166	-	3,544,166	(3,544,166)	-	-

Total assets	$11,935,330	$(5,699,272)	$6,236,058	$(3,544,166)	$-	$2,691,892

Liabilities
Futures	$(1,987,613)	$1,987,613	$-	$-	$-	$-
Forwards	(3,711,659)	3,711,659	-	-	-	-
Options written	(5,320,026)	-	(5,320,026)	3,544,166	-	(1,775,860)

Total liabilities	$(11,019,298)	$5,699,272	$(5,320,026)	$3,544,166	$-	$(1,775,860)

Net fair value						$916,032	*

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
December 31, 2015				Financial Instruments	Cash Collateral Received/ Pledged *
Assets
Futures	$645,713	$(645,713)	$-	$-	$-	$-
Forwards	291,647	(192,566)	99,081	-	-	99,081

Total assets	$937,360	$(838,279)	$99,081	$-	$-	$99,081

Liabilities
Futures	$(1,284,726)	$645,713	$(639,013)	$-	$-	$(639,013)
Forwards	(192,566)	192,566	-	-	-	-
Options written	(2,004,116)	-	(2,004,116)	-	-	(2,004,116)

Total liabilities	$(3,481,408)	$838,279	$(2,643,129)	$-	$-	$(2,643,129)

Net fair value						$(2,544,048)	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off-exchange-traded contracts, as applicable, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures, forward and option contracts as separate assets and liabilities as of December 31, 2016 and 2015, respectively.

Assets	December 31, 2016
Futures Contracts
Indices	$136,780
Interest Rates U.S.	342,719
Interest Rates Non-U.S.	2,315,431

Total unrealized appreciation on open futures contracts	2,794,930

Liabilities
Futures Contracts
Interest Rates Non-U.S.	(1,987,613)

Total unrealized depreciation on open futures contracts	(1,987,613)

Net unrealized appreciation on open futures contracts	$807,317	*

Assets
Forward Contracts
Currencies	$1,771,201
Metals	3,825,033

Total unrealized appreciation on open forward contracts	5,596,234

Liabilities
Forward Contracts
Currencies	(2,202,643)
Metals	(1,509,016)

Total unrealized depreciation on open forward contracts	(3,711,659)

Net unrealized appreciation on open forward contracts	$1,884,575	**

Assets
Options Purchased
Indices	$3,542,400
Metals	1,766

Total options purchased	$3,544,166	***

Liabilities
Options Written
Energy	$(1,057,620)
Indices	(4,261,950)
Metals	(456)

Total options written	$(5,320,026)	****

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.
***	This amount is in “Options purchased, at fair value” in the Statements of Financial Condition.
****	This amount is in “Options written, at fair value” in the Statements of Financial Condition.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

Assets	December 31, 2015
Futures Contracts
Interest Rates Non-U.S.	$645,713

Total unrealized appreciation on open futures contracts	645,713

Liabilities
Futures Contracts
Interest Rates Non-U.S.	(1,284,726)

Total unrealized depreciation on open futures contracts	(1,284,726)

Net unrealized depreciation on open futures contracts	$(639,013)	*

Assets
Forward Contracts
Currencies	$291,647

Total unrealized appreciation on open forward contracts	291,647

Liabilities
Forward Contracts
Currencies	(192,566)

Total unrealized depreciation on open forward contracts	(192,566)

Net unrealized appreciation on open forward contracts	$99,081	**

Liabilities
Options Written
Energy	$(111,360)
Interest Rates Non-U.S.	(1,892,756)

Total options written	$(2,004,116)	***

*	This amount is in “Net unrealized depreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.
***	This amount is in “Options written, at fair value” in the Statements of Financial Condition.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

The following table indicates the trading gains (losses), by market sector, on derivative instruments for the years ended December 31, 2016, 2015 and 2014.

Sector	2016		2015		2014
Currencies	$ 5,577,013		$ 9,164,203		$ 12,261,797
Energy	(6,158,576)		15,140,706		26,063,301
Grains	-		-		(19,275)
Indices	2,428,644		(12,598,814)		(3,189,237)
Interest Rates U.S.	179,828		(10,334,292)		4,417,728
Interest Rates Non-U.S.	4,077,608		7,309,980		7,466,198
Livestock	-		-		(13,380)
Metals	4,067,394		(1,020,294)		(111,426)
Softs	-		(1,009,089)		(636,556)

Total	$ 10,171,911	*	$ 6,652,400	*	$ 46,239,150	*

*	This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for exchange-traded commodity futures, option and forward contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2016 and 2015, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. For the years ended December 31, 2016 and 2015, there were no transfers of assets or liabilities between Level 1 and Level 2.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

December 31, 2016	Total	Level 1	Level 2	Level 3
Assets
Futures	$2,794,930	$2,794,930	$-	$-
Forwards	5,596,234	3,825,033	1,771,201	-
Options purchased	3,544,166	3,544,166	-
U.S. Treasury bills	223,888,618	-	223,888,618	-

Total assets	$235,823,948	$10,164,129	$225,659,819	$-

Liabilities
Futures	$1,987,613	$1,987,613	$-	$-
Forwards	3,711,659	1,509,016	2,202,643	-
Options written	5,320,026	5,320,026	-	-

Total liabilities	$11,019,298	$8,816,655	$2,202,643	$-

December 31, 2015	Total	Level 1	Level 2	Level 3
Assets
Futures	$645,713	$645,713	$-	$-
Forwards	291,647	-	291,647	-
U.S. Treasury bills	283,468,837	-	283,468,837	-

Total assets	$284,406,197	$645,713	$283,760,484	$-

Liabilities
Futures	$1,284,726	$1,284,726	$-	$-
Forwards	192,566	-	192,566	-
Options written	2,004,116	2,004,116	-	-

Total liabilities	$3,481,408	$3,288,842	$192,566	$-

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors who become limited partners on the first day of the month after their subscriptions are processed. Distributions are made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date. The General Partner does not intend to make any distributions of the Master’s profits, except for distribution of interest income to feeder funds, as applicable. Generally, a limited partner withdraws all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. However, a limited partner may request a withdrawal as of the end of any day if such request is received by the General Partner at least three days in advance of the proposed withdrawal day.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Per Redeemable Unit Performance (for a unit outstanding throughout the year): *
Net realized and unrealized gains (losses)	$74.91	$41.37	$571.06
Net investment loss	(0.89)	(5.96)	(13.46)

Increase (decrease) for the year	74.02	35.41	557.60
Distribution of interest income to feeder funds	(1.09)	(0.28)	(0.38)
Net asset value per Redeemable Unit, beginning of year	2,893.15	2,858.02	2,300.80

Net asset value per Redeemable Unit, end of year	$2,966.08	$2,893.15	$2,858.02

Ratios to Average Limited Partners’ Capital:
Net investment loss **	(0.0)%	(0.2)%	(0.6)%

Operating expenses	0.3%	0.2%	0.6%

Total return	2.6%	1.2%	24.2%

*

Net investment loss per Redeemable Unit is calculated by dividing the expenses net of interest income by the average number of Redeemable Units outstanding during the year. The net realized and unrealized gains (losses) per Redeemable Unit is a balancing amount necessary to reconcile the change in net asset value per Redeemable Unit with the other per unit information.

**	Interest income less total expenses

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include futures, forwards, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that any given time approximately 1.5% to 98.5% of the Master’s contracts are traded OTC.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward foreign exchange rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Variation margin may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

Options. The Master may purchase and write (sell) both exchange listed and OTC options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and net change in unrealized gains (losses) on option contracts are included in the Statements of Income and Expenses.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk as MS&Co., or an MS&CO. affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

9.	Subsequent Events:

As of January 1, 2017, the General Partner became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). Prior to January 1, 2017, the General Partner was a wholly-owned subsidiary of MSSB Holdings. MSD Holdings is ultimately owned by Morgan Stanley.

Effective February 27, 2017, Macro changed its name from Managed Futures Premier Macro L.P. to Ceres Tactical Macro L.P.

On February 28, 2017, ECTA redeemed its investment in the Master. This amounted to 378.6185 Redeemable Units with cash equal to $1,107,381.

The General Partner has evaluated the subsequent events through the date the financial statements are issued and has determined that there were no additional subsequent events requiring adjustment to or disclosure in the financial statements